SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Camco Financial Corporation
       (Name of Registrant as Specified In Its Charter)

                    _____________________________________________
              (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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6901 Glenn Highway
Cambridge, OH 43725-9757
Phone: 740-435-2020
Fax: 740-435-2021

Dear Fellow Stockholder:

It is our pleasure to send your Camco Financial Corporation dividend check.

On October 13, 2008, the Board of Directors approved this $0.0375 per share dividend.  The record date was October 23, 2008, with October 31, 2008, as the distribution date.

 As you are aware, Camco will hold a special stockholders meeting in order to vote upon the proposed merger of Camco into First Place Financial Corp. on November 6, 2008 at 10:00 a.m. at Camco headquarters located at 6901 Glenn Highway, Cambridge, Ohio 43725.  Subject to regulatory and stockholder approval of the merger of Camco into First Place, the closing and a systems and banking operations integration should be completed prior to year-end 2008.

Advantage Bank is proud to announce our newly designed website at www.advantagebank.com.  We strive to deliver on our tag line, “What You Need.  When You Need It,” so we offer access to the most requested information, directly from our website.  Customers can access online banking and bill pay, as well as the latest news, press releases and employee promotions.  The menu bar outlines additional website options like Human Resources, where one can search current job postings and apply for a position online.  Timely product offers are prominently displayed, and there is a convenient Calculator button to access loan, savings, retirement and mortgage calculators.  As a stockholder, we believe you’ll find the new Investor Relations section to be helpful in keeping up to date on Camco’s public filings and financial performance.  You can also access this information directly at www.camcofinancial.com.

We hope you explore our new websites and see that Camco Financial Corporation and Advantage Bank are committed to providing, “What You Need.  When You Need It.”

For more information about the latest financial solutions at Advantage Bank, we invite you to visit our website or call us at 1-800-837-6755.  And, thank you once again for your continued investment in Camco Financial Corporation.

Sincerely,

Richard C. Baylor
Chairman & CEO
 Member FDIC